CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated October 28, 2007, in this Registration Statement on Form SB-2/A Post Effective Amendment No. 4 of Edgewater Foods International, Inc. for the registration of shares of its common stock. We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

LBB & Associates Ltd., LLP

LBB & Associates Ltd., LLP
Houston, Texas
January 18, 2008